AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2006
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTUIT INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0034661 (I.R.S. Employer Identification No.)
2700 Coast Avenue
Mountain View, CA 94043
(Address of Principal Executive Offices)
StepUp Commerce, Inc. 2004 Stock Incentive Plan
(Full Title of the Plan)

Laura A. Fennell, Esq.
Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
(650) 944-6000
(Name, Address and Telephone of Agent For Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
To Be Registered	Registered(1)(2)	Share(3)	Price(3)	Registration Fee
Common Stock, par value $0.01 per share	63,618	$4.25	$270,377	$29

(1) Represents shares issuable pursuant to awards granted under the StepUp Commerce, Inc. 2004 Stock Incentive Plan (the “Plan”). Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become subject to awards under the Plan as a result of antidilution provisions contained therein.
(2) Each share is accompanied by a preferred stock purchase right pursuant to the Third Amended and Restated Rights Agreement between the Registrant and American Stock Transfer and Trust Company dated January 30, 2003 (the “Rights Agreement”). Until the occurrence of certain events specified in the Rights Agreement, these rights are not exercisable, are evidenced by the certificates for the common shares and are transferred solely with the common shares. The value attributable to these rights, if any, is reflected in the value of the common shares, and, accordingly, no separate fee is paid.
(3) Estimated solely for purposes of calculating the amount of the registration fee. Calculated pursuant to paragraph (h) of Rule 457 of the General Rules and Regulations under the Securities Act of 1933 on the basis of the weighted average exercise price of outstanding employee stock options awarded under the Plan.

EXPLANATORY NOTE
     The Registrant is filing this Registration Statement on Form S-8 in connection with awards granted under the Plan that the Registrant, pursuant to that certain Agreement and Plan of Merger dated August 14, 2006, by and among the Registrant, StepUp Commerce, Inc. (“StepUp”), Jumpstart Acquisition Corporation and Robert R. Ackerman, Jr. as the representative of the stockholders and optionholders of StepUp, assumed upon the closing of the acquisition of StepUp on August 29, 2006.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for by Part I of this Registration Statement is included in the Section 10(a) prospectus to be delivered to the persons covered by the Plans and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the “Securities Act”), as amended, and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The Registrant’s Registration Statement on Form 8-A filed with the Commission on February 4, 1993 pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s Common Stock; and

(d)	The Registrant’s Registration Statement on Form 8-A12G filed with the Commission on May 5, 1998 pursuant to Section 12(g) of the Exchange Act (as amended by filings on Forms 8-A12G/A filed with the Commission on October 12, 1998, January 26, 2000 and February 18, 2003), in which there is described the terms, rights and provisions applicable to the rights to purchase the Registrant’s Series B Junior Participating Preferred Stock (the “Preferred Stock”) and the associated Preferred Stock.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:
•     the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of Intuit) at Intuit’s request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;
•     the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law;
•     the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);
•     the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and
•     the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.
     The Registrant’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorney’s fees) and settlement amounts paid or incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:
•     for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;
•     for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;
•     with respect to any proceeding brought by Intuit against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;
•     on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;
•     on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or
•     if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.
     The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.
     The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.

Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index at page 6, which is incorporated herein by reference.
Item 9. Undertakings
(a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on this 15th day of September, 2006.

Intuit Inc.

By:	/s/ Kiran M. Patel Kiran M. Patel
Senior Vice President and Chief Financial
Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS: That the undersigned officers and directors of the Registrant do hereby constitute and appoint Stephen M. Bennett and Kiran M. Patel, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.
     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Stephen M. Bennett	Chief Executive Officer, President and Director	September 15, 2006

Stephen M. Bennett	(Principal Executive Officer)

/s/ Kiran M. Patel	Senior Vice President and Chief Financial Officer	September 15, 2006

Kiran M. Patel	(Principal Financial Officer)

/s/ Jeffrey P. Hank	Vice President, Corporate Controller	September 7, 2006

Jeffrey P. Hank	(Principal Accounting Officer)

/s/ Christopher W. Brody	Director	September 15, 2006

Christopher W. Brody

/s/ William V. Campbell	Director	September 15, 2006

William V. Campbell

/s/ Scott D. Cook	Director	September 15, 2006

Scott D. Cook

/s/ L. John Doerr	Director	September 15, 2006

L. John Doerr

/s/ Donna L. Dubinsky	Director	September 8, 2006

Donna L. Dubinsky

SIGNATURE	TITLE	DATE

/s/ Diane B. Greene	Director	September 15, 2006

Diane B. Greene

/s/ Michael R. Hallman	Director	September 15, 2006

Michael R. Hallman

/s/ Dennis D. Powell	Director	September 15, 2006

Dennis D. Powell

/s/ Stratton D. Sclavos	Director	September 15, 2006

Stratton D. Sclavos

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit
5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Power of Attorney (included in this registration statement under “Signatures”).

99.1	StepUp Commerce, Inc. 2004 Stock Incentive Plan.

99.2	Form of Stock Option Award Agreement under the StepUp Commerce, Inc. 2004 Stock Incentive Plan